UNITED STATES

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Washington, D.C. 20549

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Constellation Energy Partners LLC

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News Release

General Inquiries: 877.847.0008

www.constellationenergypartners.com

Investor Contact:	Charles C. Ward
877.847.0009

Constellation Energy Partners Files Preliminary Proxy

Regarding Potential Change in Tax Election

HOUSTON—(BUSINESS WIRE)—Sep. 24, 2012—Constellation Energy Partners LLC (NYSE MKT: CEP) today announced that it has filed a preliminary proxy statement with the Securities and Exchange Commission regarding a proposed election to be treated as a corporation rather than a partnership for income tax purposes.

In order to make the election, further approval is required by CEP’s board of managers and by the company’s unitholders, with the vote for the latter approval included in the agenda for the company’s annual meeting that is currently scheduled to be held December 14, 2012. CEP is uncertain as to how our unitholders may vote their units. If approved, such election is expected to be effective as of January 1, 2013, which would eliminate the allocation of taxable income and the issuance of Schedule K-1s to unitholders for tax periods that begin on and after that date.

“An election to be treated as a corporation for income tax purposes is just one of the opportunities we’re pursuing for the benefit of our investors,” said Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners. “Almost 90% of our unitholders were allocated taxable income for the 2011 tax year as a result of their investment in CEP, and our costs associated with processing annual Schedule K-1 statements have averaged approximately $600,000 per year since our initial public offering. The election, if approved, would significantly simplify the taxes associated with investing in CEP, address the risk and uncertainty of taxable income allocations from CEP, and help with our goal of lowering costs.”

Further Information

CEP has filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement in connection with its 2012 annual meeting of unitholders relating to, among other matters, its proposal to elect to be treated as a corporation for income tax purposes. If approved by its board of managers, CEP plans to file a definitive proxy statement with the SEC and make available such definitive proxy statement to unitholders of record on the record date for the meeting at which unitholders will be asked, among other matters, to elect to be treated as a corporation for income tax purposes. The company and certain of its managers, executive officers and other members of management may, under SEC rules, be deemed “participants” in the solicitation of proxies from the company’s unitholders with respect to the proposals set forth in the preliminary proxy statement. INVESTORS AND UNITHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS PRESENTED AT THE COMPANY’S ANNUAL MEETING AND OTHER IMPORTANT INFORMATION INCLUDING THOSE PERSONS WHO MAY BE DEEMED “PARTICIPANTS” IN THE SOLICITATION.

Investors and unitholders may obtain a free copy of the definitive proxy statement when it becomes available, and other documents filed by us with the SEC, including the preliminary proxy statement, at the SEC’s Web site (www.sec.gov). Free copies of the definitive proxy statement, when it becomes available, and the company’s other filings with the SEC may also be obtained from the company by directing a request to Constellation Energy Partners, LLC, 1801 Main Street, Suite 1300, Houston, Texas 77002, Attention: Secretary.

The preliminary proxy statement lists a record date of October 25, 2012. The company anticipates making the definitive proxy materials available during the first week of November 2012. CEP’s 2012 annual meeting of unitholders is currently scheduled for December 14, 2012.

About the Company

Constellation Energy Partners LLC (www.constellationenergypartners.com) is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

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